Exhibit No. 10.2

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) a nonqualified stock option (the “Option”) to purchase shares of common stock of the Company (the “Company Stock”) as specified in the 2013 Long-Term Stock Option Grant letter to which these Grant Conditions relate (the “Grant Letter”) at the exercise price specified in the Grant Letter. The “Date of Grant” is %%OPTION_DATE,’Month DD, YYYY’%-%.

(b) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Exercisability of Option.

(a) The Option shall become exercisable on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) on the applicable dates listed below (each individually, a “Vesting Date”):

Vesting Date	Shares for Which the Option is Exercisable
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%	33.33%
%%VEST_DATE_PERIOD2,’Month DD, YYYY’%-%	33.33%
%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%	33.33%

(b) The exercisability of the Option is cumulative, but shall not exceed 100% of the shares subject to the Option. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded to the nearest whole share.

3. Term of Option; Termination of Employment.

(a) Term. The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period (5:00 p.m. EST on the day prior to %%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%) (the “Expiration Date”), unless it is terminated at an earlier date pursuant to the provisions of the Grant Letter, the Grant Conditions or the Plan.

(b) Termination of Employment. Except as described below, if the Grantee ceases to be employed by the Employer, the Option (including any vested and unvested portions) shall be forfeited as of the termination date and shall cease to be outstanding.

(c) Retirement. If, after December 31, 2013, the Grantee ceases to be employed by the Employer on account of Retirement (as defined below), the Option will thereafter become exercisable as if the Grantee had continued to be employed by the Employer after the date of such Retirement. The Option will terminate upon the earlier of the Expiration Date or the end of the five year period following the Grantee’s Retirement date.

(d) Involuntary Termination. If the Grantee ceases to be employed by the Employer on account of an Involuntary Termination (as defined below), the Option shall be exercisable only with respect to that number of shares for which the Option is exercisable on the Grantee’s termination date. The exercisable portion of the Option shall terminate upon the earlier of the Expiration Date or the end of the three month period following the Grantee’s termination date. Any unexercisable portion of the Option will be forfeited as of the termination date.

(e) Voluntary Termination. If the Grantee ceases to be employed by the Employer on account of a voluntary termination other than for Cause, the Option shall be exercisable only with respect to that number of shares for which the Option is exercisable on the Grantee’s termination date. The exercisable portion of the Option shall terminate upon the earlier of the Expiration Date or the end of the one month period following the Grantee’s termination date. Any unexercisable portion of the Option will be forfeited as of the termination date.

(f) Death or Long-Term Disability. If, after December 31, 2013, the Grantee ceases to be employed by the Employer on account of death or the Grantee incurs a Long-Term Disability (as defined below), the Option shall become fully and immediately exercisable. The Option may be exercised at any time prior to the earlier of the Expiration Date or the end of the 12 month period following the date of the Grantee’s death or Long-Term Disability.

(g) Restricted Period. If, pursuant to the foregoing provisions, the vested Option would terminate (other than upon termination of employment for Cause) at a time when trading in Company Stock is prohibited by law or by the Company’s insider trading policy, the vested Option may be exercised until the earlier of the Expiration Date or the 30th day after expiration of such prohibition.

4. Change in Control. In the event of a change in control, the provisions of Section 14 of the Plan and any applicable change in control agreement between the Grantee and the Company shall apply.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “Retirement” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Exercise Procedures. Subject to Sections 2, 3 and 4 above, the Grantee may exercise the portion of the Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company in the manner prescribed by the Management Development and Compensation Committee (the “Committee”). The Grantee shall pay the exercise price (i) in cash, (ii) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price, (iii) by delivering shares of Company Stock (or by attestation to ownership of shares), which shall be valued at their Fair Market Value on the date of delivery, and which shall have a Fair Market Value on the date of exercise equal to the exercise price, (iv) by payment through a broker in accordance with procedures acceptable to the Committee and permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve. The Committee may impose such limitation as it deems appropriate on the use of shares to exercise the Option.

7. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable as described in Section 14 below to the extent that the Option is exercisable pursuant to the Grant Letter and these Grant Conditions.

8. Delivery of Shares. The Company’s obligation to deliver shares upon exercise of the Option shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the shares subject to the Option, until shares have been issued upon the exercise of the Option.

10. No Right to Continued Employment. The grant of the Option shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Option constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Option shall be final and binding on the Grantee and any other person claiming an interest in the Option.

12. Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Option. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding tax amount.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Option, except, in the event of the Grantee’s death, to the executor or administrator of the estate of the Grantee or the person or persons to whom the Grantee’s rights under the Option shall pass by will or the laws of descent and distribution.

15. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

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